[I-TRAX LOGO OMITTED]
4 Hillman Drive, Suite 130
Chadds Ford, PA 19317
(610) 459-2405 www.i-trax.com


I-trax Contact:         PR Contact:          Investor Contact:
Janice MacKenzie        Karen Higgins        Chris Witty / Jody Burfening
I-trax, Inc.            Sagefrog Marketing   Lippert/Heilshorn & Associates,Inc.
(610) 459-2405 x109     (610) 831-5723       (212) 201-6609
jlmackenzie@i-trax.com  karenh@sagefrog.com  cwitty@lhai.com


FOR IMMEDIATE RELEASE
---------------------


          I-TRAX NAMES DIXON THAYER AS ITS NEW CHIEF EXECUTIVE OFFICER
          ------------------------------------------------------------


CHADDS FORD, PA, February 15, 2005 -- I-trax, Inc. (Amex: DMX), a leader in integrated health and productivity management, announced today that it has named Dixon Thayer, a current member of its Board of Directors, as its new chief executive officer (CEO) effective February 15, 2005.

Frank A. Martin, who has served as the company's chairman and CEO since the merger of I-trax and CHD Meridian Healthcare in March 2004, will remain chairman of I-trax and play an active role in strategic business development, shareholder relations and key client relationships.

"As chairman as well as a personal investor in I-trax, one of my principal goals has been to build a world-class management team including identifying a replacement for the CEO position", said Mr. Martin. "I believe Dixon Thayer is the right person to lead the company. He is a well-respected expert in organizational change and has an incredible amount of operational experience that will help us better integrate our business lines. In addition to his thorough understanding of I-trax from serving on our Board, Dixon has the decision-making and leadership skills, the creativity and the entrepreneurial spirit needed to take I-trax to the next level."

"I am honored to be an integral part of the I-trax team and help to position the company for a successful future," said Mr. Thayer. "I-trax is a leading health management organization with tremendous potential for growth. I am excited to be selected to manage the company and work with such a high caliber team of individuals."

I-trax's Board of Directors, under the leadership of Mr. Martin, has also made significant progress in its search for a new president and chief medical officer with a strong background in the corporate health world. I-trax expects to be able to provide more details on this appointment in the near future.

Dixon Thayer
Mr. Thayer has been on the I-trax Board of Directors since April 2003. He has more than 25 years of experience in direct leadership of line management. His areas of expertise are business turnarounds, regenerative growth and value creation. He has led the acquisition, integration and growth agendas of numerous businesses.


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I-trax, Inc.
February 15, 2005
Page 2 of 2

Prior to joining I-trax, Mr. Thayer was the founder and senior partner of ab3 Resources Inc., a strategic consulting and private equity investment company and a member of the Duke Corporate Education Academic Network. At ab3 Resources, Mr. Thayer advised principals of private equity firms, senior partners of PriceWaterhouseCoopers, as well as the senior executives of Bank of America. In addition, Mr. Thayer recently completed the leveraged buyout of Ford Motor Company's GreenLeaf Auto Recycling division, and serves on its Board.

Mr. Thayer has significant executive leadership experience at major corporations such as CEO of Global New Business Operations for Ford Motor Company from 1999-2002 where he grew the division to a $3.3 billion business.

Mr. Thayer has also held numerous other upper management positions, including president and CEO for Provant Consulting Companies, where he helped lead the merger and integration of several organizations into the largest publicly traded company of its type. As president of Sunbeam's International Division, Mr. Thayer led the organization to significant growth and profitability. Additional executive positions included senior vice president of Research, Development, Engineering & Global Growth at Kimberly Clark Corporation as well as numerous roles at Scott Paper Company from 1973 to 1992. Mr. Thayer received his degree in economics from the Wharton School, University of Pennsylvania and has written numerous articles and lectured on a variety of business topics.

About I-trax
------------
I-trax is a leading provider of integrated health and productivity management solutions formed by the merger of I-trax Health Management Solutions and CHD Meridian Healthcare. Serving nearly 100 clients at over 180 locations nationwide, I-trax offers wellness, disease management and on-site services. I-trax provides a comprehensive solution specifically designed for every individual regardless of location. The company is focused on improving health, satisfaction and productivity for individuals, while lowering the direct and indirect costs of healthcare related benefits. For more information, visit www.i-trax.com.


Safe Harbor Statement: This news release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated, including those risks detailed in I-trax's filings with the Securities and Exchange Commission, and should be read in light of these risks.

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